EXHIBIT 2

                                ESCROW AGREEMENT


     This Escrow Agreement (this "Agreement") is made and entered into as of this fourth day of December, 2000 by and among Optibase Ltd., an Israeli corporation ("Parent"), John Krooss, a representative of the shareholders ("Shareholders") of Viewgraphics, Incorporated, a California subchapter S corporation ("Viewgraphics") and American Stock Transfer & Trust Company as Escrow Agent and Transfer Agent (in either capacity, the "Agent").

                                    RECITALS

     A. Parent is acquiring all of the capital stock of Viewgraphics pursuant to an Agreement and Plan of Reorganization by and among Parent, Vodka Acquisition Corp. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Optibase Inc., which in turn is a wholly-owned subsidiary of Parent, Viewgraphics, John Krooss, an individual ("Principal Shareholder"), and the Krooss 2000 Children's Trust, a California trust for the benefit of the Principal Shareholder's children, of which Anne Libbin is trustee, dated as of December 1, 2000 (the "Merger Agreement").

     B. Parent shall pay ten million dollars (US $10,000,000) for all of the intellectual property assets of Viewgraphics pursuant to an Asset Acquisition Agreement dated as of December 1, 2000, among Parent, Viewgraphics and the Principal Shareholder (the "Asset Acquisition Agreement").

     C. The Merger Agreement and the Asset Acquisition Agreement, provides that the Agent shall be appointed as the Transfer Agent for the distribution in connection with the Merger; that an escrow shall be established to protect the interest of Parent and ensure the performance of certain obligations by Viewgraphics, Principal Shareholder and other Shareholders of Viewgraphics, including employment-related and indemnification obligations as set forth in the Merger Agreement and that the Escrow Agent shall be appointed for such purposes.

     D. A material condition to the consummation of the transactions contemplated by the Merger Agreement, is that the parties hereto enter into this Agreement.

     E. Pursuant to Section 2.6(b) of the Merger Agreement, Parent will cause the Agent to make distribution of the Cash Consideration and the Merger Shares and will transfer to the Agent 1,036,443 ordinary shares of Parent (the "Escrow Shares") and an additional 319,489 ordinary shares of Parent (the "Additional Escrow Shares") distributable to the Principal Shareholder to be held in separate escrow accounts. The Escrow Shares and Additional Escrow Shares will be maintained by the Agent and distributed to the Shareholders pursuant to the terms of this Agreement.

     E. This Escrow Agreement sets forth the basis on which the Agent will receive and hold, and make distributions and disbursements in connection with the Merger and the duties for which the Agent will be responsible.

                                    AGREEMENT

     NOW THEREFORE, as a material inducement to Parent to acquire all outstanding capital stock of Viewgraphics, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein without definition shall
        -------------
have the meanings ascribed to them in the Merger Agreement.

     2. Consent of Viewgraphics Shareholders. The Merger Agreement provides for,
        ------------------------------------
among other things: (a) the appointment of the Agent; (b) the distribution in connection with the Merger; (c) the establishment of this escrow to secure the Shareholders' indemnification, employment-related and other obligations under the Merger Agreement in the manner set forth herein, (d) the appointment of the Representative as representative of the Shareholders for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Shareholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him, her or it under this Agreement, and (e) the approval of this Agreement and any and all arrangements relating thereto with respect to the Escrow Shares and Additional Escrow Shares by virtue of the Shareholders' approval of the Merger, Merger Agreement and the employment agreements contemplated by the Merger Agreement.

     3. Appointment of Representative and Agent.
        ---------------------------------------

        (a) John Krooss is hereby irrevocably appointed as agent and attorney-in-fact (the "Representative") of the Shareholders for all actions or decisions hereunder, and any action taken by the Representative shall be binding and conclusive on the Shareholders and may be relied upon by Parent and the Agent. In the event of (i) the death or permanent disability of the Representative, (ii) his resignation as Representative, or (iii) removal of the Representative by Shareholders entitled to receive a majority of the Escrow Shares (based on the number of Escrow Shares then remaining in Escrow, if any), a successor Representative shall be elected by Shareholders entitled to receive a majority of the Escrow Shares (based on the number of Escrow Shares then remaining in Escrow, if any). Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include successor Representative. The Representative shall not be liable to the Shareholders for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment.

        (b) Robert DeFeo is hereby irrevocably appointed as agent and attorney-in-fact (the "Parent's Agent") of Parent for all actions or decisions hereunder, and any action taken by

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

the Parent's Agent shall be binding and conclusive on Parent and may be relied upon by the other parties hereto. In the event of the death or incapacity of the Parent's Agent, the Parent's Agent shall be such other person as shall be designated by the Secretary or Assistant Secretary of Parent. Upon such designation, Parent shall forthwith inform the Agent of the new Parent Agent. The Parent's Agent shall not be liable to Parent for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment.

     4. Appointment of Agent. The Agent is hereby appointed as the Transfer
        --------------------
Agent and Escrow Agent, and, in each such capacity, the Agent is hereby authorized to act as agent for the Shareholders for the purpose of receiving cash and the Parent Shares (and cash in lieu of fractional shares) to be issued in exchange for shares of Viewgraphics Common Stock and transmitting the same to the Shareholders upon satisfaction of the conditions set forth herein and in the Merger Agreement. In connection with the appointment, the Parent has provided a copy of the Merger Agreement and board resolutions authoring the Merger and the appointment of the Agent. The Agent's duties, liabilities and rights as the Transfer and Escrow Agent are as set forth herein and will be governed, in addition, by the applicable terms of the Merger Agreement.

     5. Distribution in Connection with the Merger.
        ------------------------------------------

        (a) Attached hereto as Schedule A is a list of Shareholders showing names, addresses and the number of Viewgraphics Common Stock held by each Shareholder immediately prior to the Effective Time, the stock certificate relating thereto (including certificate numbers), and the amount of distribution of the pro rata proceeds from the Asset Acquisition Agreement (the "Asset Amount"), Cash Consideration and Merger Shares distributable to each such Shareholder. Parent shall provide the Agent (i) the amount of cash sufficient to make all payments for the Cash Consideration and for fractional shares, and (ii) the Merger Shares for distribution.

        (b) As soon as practicable after the Effective Time, the Agent will mail or cause to deliver to each Shareholder (a) a notice advising such Shareholder of the effectiveness of the Merger and the applicable terms of the exchange effected thereby, (b) a Letter of Transmittal with instructions, (c) a self-addressed return envelope, (d) tax certification guidelines, and (e) any other material deemed appropriate by the Parent. The Agent shall examine the Letters of Transmittal upon receipt and shall take necessary actions to ensure that the Letters of Transmittal or other documents have been properly completed and executed by the Shareholders.

        (c) As soon as practicable after the Effective Time and after surrender to the Agent of all certificates for shares of Viewgraphics Common Stock registered to a particular record holder or holders (and only after surrender of all such certificates) and the return of a properly completed and signed Letter of Transmittal relating thereto, the Agent shall cause to be issued and distributed to the holder(s) in whose name such certificates were registered (or such other person as shall have been specified pursuant to the terms hereof) (i) a check in the amount of the portion of Cash Consideration distributable pursuant to the Merger Agreement, the Asset Amount distributable pursuant to the Asset Acquisition Agreement, and cash in lieu of any fractional shares, less any amounts owed by the Shareholder to Viewgraphics shown on Schedule

A (together, "Cash Amount"), and (ii) the whole number of Parent Shares issuable pursuant to the Merger Agreement, registered in the name of such holder(s). Until so surrendered, each certificate which immediately prior to the Effective Time represented outstanding shares of Viewgraphics Common Stock shall, at and after the Effective Time, entitle the holder(s) thereof only to receive, upon surrender of it and all other identically registered certificates, the Cash Amount and the certificates representing Parent Shares contemplated by the this paragraph.

        (d) Checks and stock certificates to be delivered by mail shall be forwarded by [first class mail] under the Agent's blanket surety bond, which Viewgraphics, Representative and Parent understand protects Viewgraphics and Parent and the Agent from loss or liability arising by virtue of the non-receipt or non-delivery of such cash or certificates. It is understood that the market value of the securities in any one shipment sent by first class mail will not be in excess of $250,000.00. In the event the market value shall exceed $250,000.00, the envelope shall be mailed by registered mail and shall be insured separately for the replacement value of its contents at the time of mailing.

        (e) The Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing tax identification numbers, and shall file any appropriate reports with the Internal Revenue Service ("IRS") (e.g., 1099, 1099B, etc.). The Agent may be required to deduct 31% from cash paid in lieu of fractional shares to holders who have not supplied their correct taxpayer identification number or require certification. Such funds will be turned over to the IRS by the Agent.

        (f) Unless otherwise instructed by the Parent, each of the share certificate representing Parent Shares issuable to any of the Shareholders bear a legend in substantially the form as follows:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT DATED DECEMBER __, 2000, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

     6. Establishment of Escrow and Commencement of Duties.
        --------------------------------------------------

        (a) Escrow Shares. Immediately following the Closing Date, Parent will
            -------------
transfer the Escrow Shares to the Agent and deliver a schedule of the Escrow Shares in the form of Schedule B attached hereto, setting forth, among other things, (i) the names of the Shareholders and their respective number of Escrow Shares, (ii) whether, in addition to being subject to the general indemnification obligations as set forth in Section 8 of the Merger Agreement, the Escrow Shares are subject to additional obligations under individual Employment Agreements, and (iii) each Shareholder's percentage of the Aggregate Consideration (and number of Escrow Shares equal to such percentage interest) which is the limit on such Shareholder's indemnification liability.

        (b) Additional Escrow Shares. Immediately following the Closing Date,
            ------------------------
Parent will transfer the Additional Escrow Shares to the Agent, such Additional Escrow Shares being subject solely to the indemnification obligation of Principal Shareholder arising from any breach of the representation contained in
Section 3.9(b)(17) of the Merger Agreement as set forth in Section 8 of the Merger Agreement.

        (c) Escrow. Upon deposit of the Escrow Shares and the Additional Escrow
            ------
Shares, the receipt of which will be acknowledged to Parent and the Representative by the Agent, the Escrow Shares and Additional Escrow Shares will be accepted by the Agent as escrow agent hereunder. The Escrow Shares and Additional Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Agent agrees to hold the Escrow Shares and Additional Escrow Shares in the Escrow accounts, subject to the express terms and conditions of this Agreement.

     7. Management of Escrow Shares and Additional Escrow Shares. Upon receipt
       ---------------------------------------------------------
of the Escrow Shares and Additional Escrow Shares, the Agent shall hold the Escrow Shares and Additional Escrow Shares in escrow pursuant to the terms of this Agreement.

        (a) Dividends, Etc. Any securities distributed in respect of or in
            --------------
exchange for any of the Escrow Shares or Additional Escrow Shares, whether by way of share dividends, share splits or otherwise, shall be issued in the name of the Agent or its nominee, and shall be delivered to the Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares or Additional Escrow Shares, as the case may be, for all purposes hereof. Cash dividends in respect of the Escrow Shares shall not be deposited in the Escrow Account but shall be distributed to the Shareholders based on each Shareholder's portion of the Escrow Shares. Cash dividends in respect of the Additional Escrow Shares shall be distributed to the Principal Shareholder.

        (b) Voting of Shares. The Representative shall have the sole right, on
            ----------------
behalf of, and pursuant to instructions from, the Shareholders, to vote all of the Escrow Shares.

        (c) Transferability. The respective interests of the Shareholders in the
            ---------------
Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Agent, the Parent and the Representative, and no such assignment or transfer shall be valid until such notice is given.

     8. Delivery and Distributions of the Escrow Shares and Additional Escrow
        ---------------------------------------------------------------------
Shares.
------

        (a) Delivery to Parent Based on Third Parties Claims.
            ------------------------------------------------

            (i) Pursuant to the terms of Section 8.2 of the Merger Agreement, Parent may have a claim against the Escrow Shares following the Closing Date under certain circumstances (a "Parent Indemnity Claim," which also includes any "Third Party Claim" defined in Section 8.2 of the Merger Agreement). The Agent need not inquire into or consider whether a Parent Indemnity Claim complies with the requirements of the Merger Agreement; provided, however
                                                             --------  -------
that the notice provisions and claim procedures as set forth herein shall be complied with.

            (ii) From time to time on or before the date twelve (12) months after the Closing Date (or the first business day thereafter) (the "Indemnification Termination Date"), Parent may give a notice (a "Notice") to the Representative and Agent specifying in reasonable detail the nature and dollar amount (to the extent ascertainable at the time) of any Parent Indemnity Claim it may have under Section 8.2 of the Merger. Parent may make more than one Parent Indemnity Claim with respect to any underlying statement of facts. If the Representative gives a notice to Parent and the Agent disputing any Parent Indemnity Claim (a "Counter Notice") within fifteen (15) days following receipt by the Agent of the Notice regarding such Parent Indemnity Claim, the Agent shall proceed as provided in Section 7(a)(iii) hereof. If no Counter Notice is received by Agent within such fifteen (15) day period with respect to a Parent Indemnity Claim on the Escrow Shares, then any dollar amount of Damages claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement, and at the end of such fifteen (15) day period, in lieu of the amount of Damage, the Agent shall deliver to the Parent a number of Escrow Shares calculated pursuant to Section 7(a)(iv) below.

            (iii) If a Counter Notice is given with respect to a Parent Indemnity Claim, the Agent shall make payment with respect thereto only in
accordance with (i) joint written   instructions   of  Parent  and  the
Representative,   (ii)  a  final non-appealable  order from a court of competent jurisdiction  or (iii) a final non-appealable order from binding arbitration
(an "Order"). Any such Order shall be  accompanied  by  a  legal  opinion  by
counsel  for  the  presenting  party satisfactory   to  the  Agent  to  the
effect that the Order is final and non-appealable. The Agent shall act on such Order and legal opinion without further question.

            (iv) The number of Escrow Shares to be returned to Parent pursuant to this subsection (a) shall be calculated by dividing the aggregate dollar amount of Damage to be paid to Parent by the average of the closing prices on the Nasdaq National Market of the Parent Shares for the fifteen (15) trading days ending on the second day prior to the Closing Date (the "Closing Stock Price"). Each Shareholder's claim to the Escrow Shares shall be reduced pro rata based on the Parent Shares issued to such Shareholder under the Merger Agreement.

        (b) Delivery to Parent Based on Forfeiture under Employment Agreements.
            ------------------------------------------------------------------

            (i) Pursuant to the terms of Section 2.7 of the Merger Agreement and pursuant to the provisions of individual Employment Agreements, Parent may have a claim against the Escrow Shares following the Closing Date under certain circumstances (a "Forfeiture Claim"). The Agent need not inquire into or consider whether a Forfeiture Claim complies with the requirements of the Merger Agreement; provided, however, that the notice provisions and claim procedures as
           --------  -------
set forth herein shall be complied with.

           (ii) From time to time on or before the Indemnification Termination Date, Parent may give a Notice of Forfeiture Claim to the Representative and Agent specifying in reasonable detail the name of the Shareholder and the particular Employment Agreement under which such Forfeiture Claim is being brought, and the number of Escrow Shares it claims pursuant to such Employment Agreement. If the Representative gives a Counter Notice to Parent and the Agent disputing any Forfeiture Claim within fifteen (15) days, the Agent shall proceed as provided in Section 7(b)(iii) hereof. If no Counter Notice is received by the Agent within such fifteen (15) day period with respect to a Forfeiture Claim, then the number of Escrow Shares claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement, the Merger Agreement and the Employment Agreement, and at the end of such fifteen (15) day period, the Agent shall return to Parent the Escrow Shares so specified in the Notice, with such individual Shareholder's claim on the Escrow Shares being terminated.

           (iii) If a Counter Notice is given with respect to a Forfeiture Claim, the Agent shall return the Escrow Shares to the Parent with respect thereto only in accordance with (i) joint written instructions of Parent and the Representative or (ii) a final non-appealable order from binding arbitration (a "Final Order"). Any such Final Order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Agent to the effect that the Final Order is final and non-appealable. The Agent shall act on such Final Order and legal opinion without further question.

        (c) Delivery to Parent Based on Claims relating to Certain Tax
            ----------------------------------------------------------
Representation.
--------------

           (i) Pursuant to the terms of Section 8.2 of the Merger
Agreement, Parent may have a claim against the Additional Escrow Shares following the Closing Date which arises as a result of the breach of the representation contained in Section 3.9(b)(17) of the Merger Agreement (an "Additional Tax Claim"). The Agent need not inquire into or consider whether an Additional Tax Claim complies with the requirements of the Merger Agreement; provided, however, that the notice provisions and claim procedures as set
--------  -------
forth herein shall be complied with.

           (ii) From time to time on or before the date that is the third anniversary of the later of (i) the date on which the filing of Viewgraphics' (or the Surviving Company's) next income tax return is due and (ii) the date on which such return is actually filed (or the first business day thereafter) (the "Additional Tax Escrow Termination Date"), Parent may give a Notice to the Representative and agent specifying in reasonable detail the nature and dollar amount (to the extent ascertainable at the time) of any Additional Tax
Claim it may have under Section 8.2 of the Merger. Parent may make more than one Additional Tax Claim with respect to any underlying statement of facts. If the Representative gives a Counter Notice to Parent and the Agent disputing any Additional Tax Claim within fifteen (15) days, the Agent shall proceed as provided in Section 7(c)(iii) below. If no Counter Notice is received by the Agent within such fifteen (15) day period with respect to an Additional Tax Claim on the Additional Escrow Shares, then any dollar amount of Damages claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement, and at the end of such fifteen (15) day period, in lieu of the amount of Damage, the Agent shall deliver to the Parent a number of Additional Escrow Shares calculated pursuant to Section 7(c)(iv) below.

           (iii) If an Additional Escrow Counter Notice is given with respect to an Additional Tax Claim, the Agent shall return Additional Escrow Shares to the Parent with respect thereto only in accordance with (i) joint written instructions of Parent and the Representative or (ii) an Order. Any such Additional Escrow Order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Agent to the effect that the Additional Escrow Order is final and non-appealable. The Agent shall act on such Additional Escrow Order and legal opinion without further question.

           (iv) The number of Additional Escrow Shares to be returned to the Parent pursuant to this subsection (c) shall be calculated by dividing the aggregate dollar amount of Damage to be paid to Parent by the Closing Stock Price.

        (d) Delivery to Parent Based on Claims relating to Audited Financials.
            -----------------------------------------------------------------

           (i) Pursuant to Section 2.7(d) of the Merger Agreement, Parent may have a claim against the Escrow Shares in the event Viewgraphics fails to obtain and deliver to Patent by December 31, 2000 the Audited Financial Statements (as defined in Section 5.4 thereof) for $2 million payable by January 31, 2001 (an "Audit Claim"). The Agent need not inquire into or consider whether an Audit Claim complies with the requirements of the Merger Agreement; provided, however,
                                                              --------  -------
that the notice provisions and claim procedures as set forth herein shall be complied with.

           (ii) Upon receipt of a Notice by the Parent of the Audit Claim, (unless the Representative gives a Counter Notice to Parent and the Agent disputing such Audit Claim within five (5) days, in which event the Agent shall proceed as provided in Section 7(d)(iii) hereof), then the dollar amount claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement, and on or immediately prior to January 31, 2001, in lieu of the amount of Damage, the Agent shall deliver to the Parent a number of Escrow Shares calculated pursuant to Section 7(d)(iv) below.

           (iii) If a Counter Notice is given with respect to the Audit Claim, the Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and the Representative, or (ii) an Order. Any such Order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Agent to the effect that the Order is final and non-appealable. The Agent shall act on such Order and legal opinion without further question.

           (iv) The number of Escrow Shares to be returned to Parent pursuant to this subsection (a) shall be calculated by dividing the aggregate dollar amount of Damage to be paid to Parent by the Closing Stock Price. Each Shareholder's claim to the Escrow Shares shall be reduced pro rata based on the Parent Shares issued to such Shareholder under the Merger Agreement.

        (e) Payment Method. Notwithstanding paragraphs (a), (c) and (d), the
            --------------
Representative may elect the payment method by notifying the Agent whether any indemnification amount payable pursuant to paragraphs (a), (c) and (d) shall be satisfied by the return of Escrow Shares/Additional Escrow Shares or in cash. In the event the Representative elects to satisfy the claims by cash, prior to the date of any required payment, or the payment of any cash deposited by the Representative, the Representative shall contribute cash at the Closing Stock Price per share to the appropriate Escrow account in lieu of specific Escrow Shares which otherwise would be returned to Parent (and such Escrow Shares would no longer be subject to indemnification or forfeiture claims hereunder and shall be released at the Indemnification Termination Date).

        (f) Termination of Escrow and Release of the Escrow Shares and
            ----------------------------------------------------------
Additional Escrow Shares.
------------------------

           (i) Within ten (10) business days after the Indemnification Termination Date and upon receipt of an instruction from the Parent and the Representative, the Agent shall distribute to the Shareholders all of the Escrow Shares then held in Escrow, registered in the name of the Shareholders.

           (ii) Within ten (10) business days after the Additional Escrow Termination Date and upon receipt of an instruction from the Parent and the Principal Shareholder, the Agent shall distribute to the Principal Shareholder all of the Additional Escrow Shares then held in Escrow, registered in the name of the Principal Shareholder.

           (iii) Notwithstanding the foregoing, if Parent has previously delivered to the Agent a copy of a Notice on the day of or prior to the Indemnification Termination Date or the Additional Escrow Termination Date and the Agent has not received written notice of the resolution of the claim covered thereby, the Agent shall retain in escrow after the Indemnification Termination Date or the Additional Tax Escrow Termination Date, as applicable, such number of Escrow Shares or Additional Escrow Shares as have a value equal to the claimed amount covered by such Notice. Any Escrow Shares or Additional Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of Sections 7(a), (b), (c), (d) and (e) above.

        (g) Any distribution of all or a portion of the Escrow Shares or the Additional Escrow Shares to the Shareholders shall be made by delivery of stock certificates issued in the name of the Shareholders. Distributions to the Shareholders shall be made by mailing such stock certificates to the holders at their respective addresses shown on Schedule A (or such other address as may be provided in writing to the Agent by any such holder). No fractional Escrow Shares or Additional Escrow Shares shall be distributed to Shareholders pursuant to this Agreement. Instead, the number of shares that each Shareholder shall receive shall be rounded up or down to the nearest whole number (provided that the Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares or Additional Escrow Shares to be distributed equals the number of Escrow Shares or the Additional Escrow Shares then held in the Escrow Account).

     9. Agent's Fee. The Agent's fees shall be as set forth on Schedule C
        -----------                                            ----------
hereto, payable by Parent.


     10. Duties of the Agent. The Agent shall have no duties or responsibilities
         -------------------
other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Agent. The Agent shall have no duty to enforce any obligation of any person or entity, other than as provided herein. The Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. If the Agent should have any question or doubt as to what action it shall take hereunder, the Agent may request written direction from the Representative and the Parent as to such action to be taken, and the Agent shall be fully protected and shall incur no liability in refraining from taking any action unless and until it has received such written direction from the Representative and the Parent.


     11. Liability of the Agent; Withdrawal.
         ----------------------------------

        (a) The Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties hereto; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Representative fail to agree upon a successor escrow agent within such time, the Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Agent shall be discharged from any further duties and liabilities under this Agreement.

        (b) The Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Agent may rely on the advice of counsel, and the Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Agent based on such advice. The Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Agent be liable for indirect, punitive, special or consequential damages.

        (c) Parent and the Shareholders hereby, jointly and severally, agree to indemnify the Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with its carrying out of its duties hereunder. Parent, on the one hand, and the Shareholders, on the other hand, shall each be liable for one-half of such amounts.

     12. Reliance on Representative. The Agent may rely on the Representative as
         --------------------------
the exclusive agent of the Shareholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

     13. Termination of Escrow. Upon the final distribution of all of the Escrow
         ---------------------
Shares and Additional Escrow Shares in accordance with the terms of this Agreement, this Agreement shall terminate, provided that Section 11(c) and any payment obligation owed to the Agent under Section 9 shall survive the termination.

     14. Maintenance of Records; Inspection; Reports. The Agent shall keep and
         -------------------------------------------
maintain complete and accurate ledgers showing all distribution, all shares exchanged and payments made. All Escrow Shares or other property held as part of the escrow shall at all times be clearly identified as being held by the Agent hereunder. Any party hereto may at any time during the Agent's business hours (with reasonable notice) reasonably request copies of any records or reports relating to the Escrow Shares or the Additional Escrow Shares. Upon the request of Parent or the Representative, the Agent shall furnish reports showing the status of distribution and number of Escrow Shares.

     15. Notices. All notices, requests, demands or other communications
         -------
hereunder shall be in writing and shall be deemed to have been duly given, (i) on the date of delivery if delivered in person or by commercial courier, (ii) on the second business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission and a true and correct copy thereof is sent by first class mail to the party to which the fax was sent within one (1) business day; or (iii) on the third business day following the deposit thereof in the United States Mails, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed, as set forth below. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below.

         (a)      If to the Shareholders or the Representative:

                                    John Krooss
                                    750 Linden Avenue
                                    Los Altos, CA 94022
                                    Telephone No.: (650) 949-4526

                                    with a copy to:

                                    Pillsbury Madison & Sutro LLP
                                    50 Fremont Street
                                    San Francisco, CA 94104
                                    Attention:  Linda C. Williams, Esq.
                                    Telephone No.:  (415) 983-7334
                                    Facsimile No.:  (415) 983-1200

          (b)      If to Parent or Parent's Agent:

                                    Optibase, Ltd.
                                    7 Shenkar St., P.O. Box 2170
                                    Herzlia, 46120 Israel
                                    Attention:  Ran Eisenberg
                                    Telephone No.: 972-9-970-9200
                                    Facsimile No.: 972-9-958-6099

                                    Optibase, Inc.
                                    3031 Tisch Way
                                    Plaza West, Suite 1
                                    San Jose, CA 95128
                                    Attention: Robert DeFeo
                                    Telephone No.: (408) 260-6773
                                    Facsimile No.: (408) 244-0545

                                    with a copy to:

                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California 94304-1050
                                    Attention: John T. Sheridan
                                    Facsimile No.:  (650) 496-4088

          (c)      If to the Agent:

                                    American Stock Transfer & Trust Company
                                    6201 15th Avenue, 3rd Floor

                                    Brooklyn, NY 11219
                                    Attention: [Karen Lazar]
                                    Telephone No.: (718) 921-8360
                                    Facsimile No.: (718) 921-8310

     16. Governing Law. This Agreement shall be construed and enforced in
         -------------
accordance with the laws of the State of California without regard to the principles of conflicts of law; provided, however, that all provisions regarding the rights, duties and obligations of the Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     17. Binding Effect; Benefit. This Agreement shall be binding upon and inure
         -----------------------
to the benefit of the successors and assigns of the parties hereto.

     18. Modification. This Agreement may be amended or modified at any time by
         ------------
a writing executed by the Shareholders, Parent and the Agent.

     19. Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     20. Headings. The section headings contained in this Agreement are inserted
         --------
for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

     21. Entire Agreement. Except for those provisions of the Merger Agreement
         ----------------
referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties on connection herewith.

     22. Waiver. No failure or delay of the Agent in exercising any right, power
         ------
or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.

     23. Severability. In the event that any one or more of the provisions
         ------------
contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     24. Further Assurance. Each of the parties hereto shall, at the request of
         -----------------
the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                                 OPTIBASE, LTD.

                                 By: -------------------------------------------
                                     Name: Ran Eisenberg
                                     Title: Chief Executive Officer



                                 AMERICAN STOCK TRANSFER & TRUST COMPANY


                                 By: -------------------------------------------

                                 Name: -----------------------------------------
                                 Title:-----------------------------------------



                                 VIEWGRAPHICS INCORPORATED

                                 By: -------------------------------------------
                                 Name: John Krooss
                                 Title: Chief Executive Officer


                                 "SHAREHOLDERS"

                                 By: -------------------------------------------
                                     John Krooss, as the Representative

                                   SCHEDULE A

                              LIST OF SHAREHOLDERS

                                   SCHEDULE B

                                  ESCROW SHARES



Stockholder's Name                  Address                                    Number of Escrow          Portion of Aggregate
                                                                               Shares                       Consideration
-------------------------------     ---------------------------------------    --------------------    -------------------------


                                   SCHEDULE C

                         ESCROW AGENT FEES AND EXPENSES






















                                        3